Exhibit 10.30

CONTRACT PACKING AGREEMENT

This Contract Packing Agreement (the “Agreement”) is made effective as of November 5, 2018 (the “Effective Date”) between Me Gusta Gourmet (“Manufacturer”), having its principal offices at 28212 Constellation, Valencia, CA 91355, and The Real Good Food Company LLC, a California Limited Liability Company (“RGF”) having its principal offices at 111 Maryland Ave, Glendale, CA 91201. Manufacturer and RGF are sometimes hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS:

A.        Upon the terms and conditions set forth herein, RGF will purchase certain Products (as defined below) from Manufacturer and will engage Manufacturer to manufacture, package, and ship those Products to the retail sellers listed on Exhibit “1” hereto (hereinafter referred to singularly as a “Customer” and collectively as the “Customers”).

B.        RGF shall be the vendor of record for each Customer in accordance with each Customer’s vendor/supplier agreement between each Customer and RGF (hereinafter referred to as the “Customer Requirements”).    The Customer Requirements are attached as Exhibit “2” hereto.

C.        The term “Product” or “Products” as used herein shall mean the products stated in Exhibit “1” hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the Parties, and in order to induce RGF to engage Manufacturer for the manufacture of the Products, Manufacturer and RGF agree as follows:

1.    Recitals. The Parties acknowledge the accuracy of the Recitals and by this reference incorporate them into this Agreement.

2.    Product Specifications and Delivery Requirements. The Product(s) shall be manufactured, packaged and shipped according to the specifications stated in Exhibit “1” and the Customer Requirements attached as Exhibit “2” hereto, both of which are incorporated herein by reference as if fully set forth herein. Manufacturer agrees to provide advance written notice to RGF of any change to the manufacturing and production facility used to produce the Products.

3.    Product Pricing. The Products shall be sold by Manufacturer to RGF at the price(s) stated in Exhibit “1”, as it may be amended from time to time in accordance with Section 4 hereof.

4.    Pricing Changes. Any and all proposed changes to the Product pricing after the guarantee as stated in Exhibit “1” must be submitted in writing to RGF with at least 90 days advance written notice provided any increase will not exceed the actual increase in Manufacturer’s cost of production, as verified by the supporting documentation reasonably requested by RGF. RGF shall have 30 days from the receipt of a proposed price change to either approve or reject the proposed price change. If a price change is approved, a replacement Exhibit “1” will be issued and mutually agreed to in a written Addendum signed by RGF and Manufacturer. If Manufacturer increases, or proposes to increase, the price of a Product or Products, RGF may, at its sole election, elect to terminate this Agreement as to any such Product or Products or portion thereof, provided, however, Manufacturer’s obligations and agreements pursuant to Sections 7, 9, 11, 12, 13, 14, 15, 16, 17, 18, and19 of this Agreement, and other provisions that by their nature survive termination, shall survive such termination and shall continue indefinitely.

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5.    Purchase Order and Delivery Terms. RGF will submit a purchase order to Manufacturer for all requested Products. Orders are to be manufactured, packaged, and shipped within _________ (___) days _____________ to _____________ and must be received by Customer(s) within _________ (___) days from the date the purchase order is received.

6.    Payment Terms. Payment from RGF to Manufacturer will be due 30 days after production.

7.    Artwork; Packaging; Research and Development; Manufacturer’s Supply Chain.

(a)        Artwork. RGF shall be responsible for the design of artwork for the Product packaging and/or labels. The completed artwork shall be submitted electronically to Manufacturer for ordering and production of Product packaging and/or labels. For the purpose of this Agreement, labels shall be considered Packaging as discussed in 7(b).

(b)        Packaging. Packaging supply inventories shall be ordered and reordered in quantities as defined in Exhibit “1”. All packaging costs, whether fixed or variable, shall be included in the Product Pricing as stated in Exhibit “1”. During the term of this Agreement, Manufacturer shall conduct a physical inventory of Packaging on the first Monday of each month and submit the totals in writing to RGF.

(c)        Research and Development. Manufacturer shall create all formulations necessary for the research and development of the Products and shall pay and be responsible for all costs to develop the Products, including the cost of the ingredients, labor, and shipping necessary to create and distribute samples of the Products. RGF will pay and be responsible for RGF’s salaries, overhead, and costs (including but not limited to travel costs) necessary to sell and market the Products.

Notwithstanding Manufacturer’s development of the formulations necessary for research and development of the Products, RGF shall own all recipes, formulations, trade secrets, confidential or proprietary information and other intellectual property (including but not limited to trademark(s), artwork, artwork design, printer’s artwork distortion files (if applicable), product packaging, packing mockups, printing proofs, printing plates, drums, and other customary items related to artwork and graphics development) relating to the Products or RGF (collectively, “RGF’s Intellectual Property”); and Manufacturer shall forward all such information (including but not limited to formulations, formula application, mathematics, ingredient lists, and complete specifications) to RGF (i) prior to first date of shipment, (ii) within ten (10) days after any specification is changed, (iii) current as of the date of termination of this Agreement within ten (10) days after termination of this Agreement, and (iv) within five (5) days of any request by RGF.

RGF grants to Manufacturer a revocable, non-exclusive license for the term of this Agreement to use RGF’s Intellectual Property solely for the purpose of performing Manufacturer’s obligations under this Agreement. Notwithstanding any breach of this Agreement, Manufacturer shall not use RGF’s Intellectual Property except in accordance with the limited license. Manufacturer acknowledges that by obtaining the limited license to RGF’s Intellectual Property, Manufacturer does not have or acquire any right, title, privilege, interest or license in or to any of RGF’s Intellectual Property, including without limitation its product formulae and recipes. All of RGF’s Intellectual Property and its Derivatives shall remain the sole and exclusive property of RGF. The term “Derivatives” as used herein shall mean: (a) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material that is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws. Manufacturer shall at all times keep RGF’s Intellectual Property and its Derivatives confidential and not divulge the information to any party, except those officers, directors, employees, consultants, agents, advisors, and representatives of Manufacturer who need to know such information to perform Manufacturer’s obligations under this Agreement.

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To the extent that RGF’s Intellectual Property includes property subject to copyright under which Manufacturer may otherwise claim, Manufacturer agrees that such work is done as a “work for hire” as that term is defined under federal copyright law, and that, as a result, RGF shall own all copyrights in the work. To the extent that RGF’s Intellectual Property does not qualify as a “work for hire” under applicable law, and to the extent that RGF’s Intellectual Property includes material subject to patent, trademark, trade secret, or other proprietary right protection, Manufacturer hereby irrevocably and fully transfers and assigns to RGF, its successors and assigns, all right, title, and interest in and to RGF’s Intellectual Property, including but not limited to, all copyrights, patents, trade secrets, trademarks, and other proprietary rights therein (including renewals thereof). Manufacturer shall execute and deliver such instruments and take such other action as may be required and requested by RGF to carry out the assignment contemplated by this paragraph. Any documents, magnetically or optically encoded media, or other materials created by Manufacturer pursuant to this Agreement shall be owned by RGF and subject to the terms of this paragraph.

(d)        Manufacturer’s Supply Chain. Manufacturer shall keep written record of all ingredients and components used to manufacture the Products to include the country of origin, and the specific region of such country, where each of the ingredients, components or parts of the Products are grown, produced and/or manufactured. Upon the written request from RGF, Manufacturer shall provide such records to RGF to include applicable production runs or lot codes. Manufacturer agrees that RGF may provide such information to its Customers, or Customer’s regulators, inspectors or third-party auditors upon request from such Customers. In addition, Manufacturer shall obtain RGF’ written approval prior to making any changes to the Products which includes ingredient or component sources.

8.	Agreement Term

(a)            Term of Agreement. This Agreement will continue in effect until _5_ years from the Effective Date of this Agreement, subject to any extension of the term of this Agreement pursuant to Section 8(b) or termination in accordance with this Section 8.

(b)            Extension of Term. Except as otherwise provided herein, this Agreement shall renew automatically every     5     years on the anniversary of the Effective Date (“Renewal Date”) unless either Party gives written notice of termination to the other Party any time prior to such Renewal Date. If a Party elects to terminate under this Section 8(b), the effective date of termination shall be the last day of the then current term in which the notice is given. Termination.

i.            In addition to the right of RGF to terminate this Agreement under Section 8(b), RGF may terminate this Agreement if the Customer stops ordering the Product or terminate this Agreement, in part, as to such flavor(s)/SKU(s) of the Products as the Customer stops order (“Product Deletion”) by giving written notice of termination or Product Deletion, as the case may be, to Manufacturer and specifying the effective date of termination. The date when such written notice of termination is given by RGF pursuant to Section 8(b) or this Section 8(c)(i) shall be the “Notice Date.” If RGF terminates this Agreement under Section 8(b) or this Section 8(c)(i), RGF agrees to purchase from Manufacturer, at cost (but not to exceed the pricing set forth in Exhibit “1”), (a) all raw ingredients proprietary to the Products (or, in the case of Product Deletion, Products that are the subject of Product Deletion) - that is, the ingredients necessary to manufacture the Products but which are not part of the ingredients needed by Manufacturer to manufacture products for its other customers or such of the Products as are not subject to Product Deletion and which are specified in a writing delivered by Manufacturer to RGF prior to the first shipment of a Product, (b) Manufacturer’s remaining inventory of finished Products (or, in the case of Product Deletion, Products that are the subject of Product Deletion), and (c) any Packaging that is exclusively used for Products (or, in the case of Product Deletion, Products that are the subject of Product Deletion) produced under this Agreement; provided, however that such buy back requirement shall not exceed the lesser of (i) the minimum inventory levels set forth in Exhibit “1” for such proprietary raw ingredients (as defined above), such finished Products, and such Packaging or (ii) the actual on hand inventory levels on the Notice Date of such proprietary raw ingredients (as defined above), such finished Products, and such Packaging reduced by, in each case, the amount of proprietary raw ingredients needed to fill all orders of Products ordered after the Notice Date, the number of units of the Products ordered after the Notice Date, and the amount of packaging needed to fill all orders of Products ordered after the Notice Date.

ii.                RGF may terminate this Agreement effective immediately and/or cancel an order without liability to Manufacturer (a) if Manufacturer has materially breached this Agreement (subject to the cure provisions for performance issues); or (b) if RGF does not accept the revised pricing pursuant to Section 4, or (c) on sixty (60) days’ notice with or without cause.

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9.    Non-Circumvention. For as long as RGF is selling any of the Products manufactured by Manufacturer directly to Customer(s) and for a period of two years thereafter, Manufacturer will not, directly or indirectly, sell or attempt to sell any of the Products (or any substantially similar or replacement product, including but not limited to non-major changes in the ingredients of the Products, packaging alterations, changes in quantity or size, and similar changes) directly to Customer(s), nor shall Manufacturer sell or attempt to sell any of the Products (or any substantially similar or replacement product, including but not limited to non-major changes in the ingredients of the Products, packaging alterations, changes in quantity or size, and similar changes) to any manufacturer, supplier or other intermediary who then sells such Products to Customer(s). Except as otherwise provided in this Agreement, including but not limited to Section 4 hereof, while RGF is purchasing Products manufactured by Manufacturer during the term of this Agreement at the price stated in Section 3, and provided there are no unresolved performance issues with Products Manufacturer’s performance under this Agreement, RGF will not, directly or indirectly, sell or attempt to sell any of the Products (or any substantially similar or replacement product, including but not limited to non-major changes in the ingredients of the Products, packaging alterations, changes in quantity or size, or other like changes) manufactured by another supplier directly to Customer(s).

10.    Facility Audits and Certifications. Manufacturer shall undergo annual food safety and regulation compliance audits conducted by an approved third-party firm for all facilities producing the Products. Manufacturer shall fulfill any and all requirements deemed necessary to receive an approved status on the aforementioned audits and shall remain in compliance with such requirements. Manufacturer shall also maintain (i) any and all certification requirements of Customer(s) and (ii) the requirements as described in Exhibit “2”. Manufacturer shall submit annual audit reports and current proof of required certifications to RGF electronically.

11.    Indemnity.

(a)         Manufacturer Indemnity. Manufacturer shall defend, hold harmless, and indemnify RGF and its parent company, subsidiaries and affiliates, and their respective directors, officers, employees, contractors, agents, successors and assigns from and against any and all third-party lawsuits, claims, demands, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees and court costs) (collectively, “Losses”), for (i) any actual or alleged misappropriation or infringement of any patent, trademark, trade dress, trade secret, copyright or other right relating to the Products other than claims related to RGF’s Intellectual Property; (ii) bodily injury, including death or sickness to persons, and damage to property resulting from or arising out o (A) the negligence, acts, or omissions of Manufacturer or its employees, contractors, representatives or agents, or (B) a defect in any Products provided by Manufacturer to RGF under the terms of this Agreement, other than a design defect in any recipe or formulation provided by RGF; (iii) violation by Manufacturer of any law, statute, ordinance, governmental administrative order, rule, or regulation, including, but not limited to, regulations and requirements of United States Food and Drug Administration, the laws of the State of California, the California’s Safe Drinking Water and Toxic Enforcement Act of 1986, and other similar laws (collectively, “Law”) relating to the Products or to the components or ingredients, or violation of Law relating to the manufacture of the Products or any failure by Manufacturer to maintain any required certification(s) or make any required disclosure(s) or warning(s) concerning the Products or the components, ingredients, or manufacture of the Products; and (iv) any installation by Manufacturer of equipment, fixtures, or other items. In addition, Manufacturer shall assume RGF’s indemnification duties and obligations in favor of Customer(s) under the Customer Requirements to the extent that Manufacturer’s actions or omissions triggered such indemnification duties and obligations.

12.    Additional Notice and Reporting Obligations. Whenever Manufacturer acquires information or causes an event to occur, including shipment of the Products, that would trigger an obligation by RGF to notify, disclose, or report any information to Customer(s) pursuant to the Customer Requirements, Manufacturer shall immediately notify RGF of such information and/or event and provide to RGF all information necessary for RGF to comply with its obligation(s) to notify, disclose, or report any information to Customer(s) as soon as possible (and, in any event, no later than the number of days or hours constituting one-half (1/2) the time between such event or acquisition of information and RGF’s deadline to notify, disclose, or report information to Customer(s)). Manufacturer shall provide such information to RGF in a form capable of being transmitted by RGF to Customer(s) without alteration and in compliance with the Customer Requirements.

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Manufacturer shall indemnify RGF against any and all lawsuits, claims, demands, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees and court costs), regardless of the cause or alleged cause thereof, and regardless of whether such matters are groundless, fraudulent or false, arising out of any actual or alleged failure by RGF to notify, disclose, or report any information to Customer(s) pursuant to the Customer Requirements concerning the Products.

13.    Remedies. Manufacturer’s failure to comply with any of the terms and conditions of this Agreement, the Customer Requirements, or any order or shipment of the Products shall be grounds for the exercise by RGF of any one or more of the following remedies:

(a) Cancellation of all or any part of any undelivered order of the Products without notice, including but not limited to the balance of any remaining installments on a multiple–shipment order of the Products;

(b) Rejection (or revocation of acceptance) of all or any part of any delivered shipment of the Products. Upon rejection or revocation of acceptance of any part of or all of a shipment, RGF may return such shipment or hold it at Manufacturer’s risk and expense. Payment of any invoice shall not limit RGF’s right to reject or revoke acceptance. RGF’s right to reject and return or hold shipments of the Products at Manufacturer’s expense and risk shall also extend to such Products as may be returned to Customer(s) by its/their customers. RGF may, at its option, require Manufacturer to grant a full refund or credit to RGF of the price actually paid by any such customer of any Customer for any such item in lieu of replacement with respect to any item. RGF shall be under no duty to inspect any shipment of the Products, and notice to Manufacturer of rejection shall be deemed given within a reasonable time if given within a reasonable time after notice of defects or deficiencies has been given to RGF by Customer(s). For any of the Products that is rejected (or acceptance revoked) by Customer(s), RGF may charge to Manufacturer any and all expenses incurred by RGF (including any expenses incurred by any Customer(s) and then charged against RGF), as evidenced by written documentation, in (i) unpacking, examining, repacking and storing such merchandise (it being agreed that in the absence of proof of a higher expense that the RGF or Customer(s), as applicable, shall claim an allowance for each rejection at the rate of 10% of the price for each rejection made by RGF or Customer(s)) and (ii) landing and reshipping such merchandise. Unless RGF otherwise agrees in writing, Manufacturer shall not have the right to make a conforming delivery within the contract time;

(c) Termination of all current and future business relationships with Manufacturer;

(d) Assessment of any related monetary fines, fees, or costs actually charged to RGF by any Customer(s);

(e) Recovery from Manufacturer of any damages sustained by RGF as a result of Manufacturer’s breach or default, as evidenced by written documentation; and

(f) Buyer’s remedies under the Uniform Commercial Code and such other remedies as are provided under applicable law

The Parties further acknowledge that any breach or violation of this Agreement may be difficult or impossible to calculate in pecuniary damages. Therefore, either Party hereto may avail itself of injunctive relief, specific performance or other equitable relief.

The remedies stated in this Section 13 are not exclusive and are in addition to all other remedies available to RGF at law or in equity.

14.    Insurance Requirements. During the term of this Agreement and for one (1) year after any termination, Manufacturer shall obtain and maintain insurance coverage acceptable to RGF in the amounts and with the conditions required by (or exceeding) the Customer Requirements except that RGF and each Customer shall be named as the Certificate Holders and Insured Parties on all such policies.

15.    Forum Selection; Choice of Law. This Agreement, and any and all disputes arising thereunder relating thereto or that in any way relate to the Products, whether sounding in contract or tort, shall be governed by and construed in accordance with the laws of the State of California without regard to its laws regarding conflicts of law; and the federal and/or state courts of Los Angeles County, CA, shall have exclusive jurisdiction over any actions or suits relating thereto. RGF and Manufacturer mutually acknowledge and agree that they shall not raise, and hereby waive, any defenses based upon venue, inconvenience of forum, or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. Any legal action brought by Manufacturer against RGF with respect to this Agreement or any in any way relating to the Products shall be filed in one of the above referenced jurisdictions within two (2) years after the cause of action arises or it shall be deemed forever waived. The Parties acknowledge that they have read and understand this clause and agree willingly to its terms.

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16.    Termination of RGF’s Supplier/Vendor Agreement(s) With Customer(s); Survival of Provisions. In the event RGF’s supplier/vendor agreement with any Customer(s) is terminated, RGF shall have no further obligation to Manufacturer concerning the Products as to such Customer(s); however, Manufacturer’s obligations and agreements pursuant to Sections 7, 9, 11, 12, 13, 14, 15, 16, 17, 18, and19 of this Agreement, and other provisions that by their nature survive termination, shall survive such termination and shall continue indefinitely. In the event RGF’s supplier/vendor agreement with less than all of the Customers is terminated, this Agreement shall remain in full force and effect as to such other Customer(s).

17.    No Waiver. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

18.    Construction/Severability.    Each party acknowledges it has contributed to the drafting of this Agreement. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against any Party. The neuter gender includes the masculine and feminine. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement; and the remaining portions of the Agreement shall remain in full force and effect. The prevailing party of any legal action brought to enforce or interpret the provisions of this Agreement will be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party in addition to any other relief which the prevailing party may be entitled.

19.    Authority. Each of the Parties hereto represents and warrants to each other Party hereto that this Agreement has been duly authorized by all necessary action and that this Agreement constitutes and will constitute a binding obligation of each such Party.

IN WITNESS WHEREOF, the Parties execute this Agreement, to be effective on the Effective Date.

ME GUSTA GOURMET	THE REAL GOOD FOOD COMPANY, LLC

/s/ Joel Ortega	/s/ Bryan Freeman
By:Joel Oretga	Bryan Freeman
Its: President	Chief Executive

11/06/18	11-7-18
Date	Date

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EXHIBIT 1

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EXHIBIT 1 – A

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EXHIBIT 2

Customer Requirements

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